Exhibit 23-B





INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sprint Corporation on Form S-8 of our report dated February 2, 1999, on Sprint Spectrum Holding Company, L.P. and subsidiaries appearing in the Annual Report on Form 10-K of Sprint Corporation for the year ended December 31, 2000.


/s/ Deloitte & Touche LLP


Kansas City, Missouri
April 16, 2001